Exhibit 99.1

STRYKER COMPLETES ACQUISITION OF

ASCENT HEALTHCARE SOLUTIONS

Kalamazoo, Michigan - December 31, 2009 -- Stryker Corporation (NYSE:SYK) today announced the closing of its previously announced acquisition of Ascent Healthcare Solutions, the market leader in the reprocessing and remanufacturing of medical devices in the U.S.

"The acquisition of Ascent Healthcare Solutions will enhance our value proposition by offering our customers one of the most impactful programs in use at hospitals, allowing for significant costs savings to the healthcare system," said Stephen P. MacMillan, Stryker's Chief Executive Officer. "With Ascent as part of Stryker, we will also help divert thousands of pounds of medical waste from landfills while simultaneously redirecting substantial financial resources to patient care quality initiatives."

As indicated in the November 30, 2009 press release, Ascent will become a division of Stryker operating under the MedSurg group of businesses and will continue to be known as Ascent Healthcare Solutions. The transaction is expected to be neutral to Stryker's 2010 earnings per share and accretive thereafter.

About Stryker

Stryker Corporation is one of the world's leading medical technology companies with the most broadly based range of products in orthopaedics and a significant presence in other medical specialties. Stryker works with respected medical professionals to help people lead more active and more satisfying lives. The Company's products include implants used in joint replacement, trauma, craniomaxillofacial and spinal surgeries; biologics; surgical, neurologic, ear, nose & throat and interventional pain equipment; endoscopic, surgical navigation, communications and digital imaging systems; as well as patient handling and emergency medical equipment. For more information about Stryker, please visit www.stryker.com.

Contacts

For investor relations inquiries, please contact:
Katherine Owen, Vice President, Strategy and Investor Relations of Stryker Corporation, 269-385-2600

For media inquiries please contact:
Gabrielle Zucker, Kwittken & Company, 646-747-7143 or stryker@kwitco.com